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                                                                   EXHIBIT 10.21



                              DATAWORKS CORPORATION
                      5910 PACIFIC CENTER BLVD., SUITE 300
                           SAN DIEGO, CALIFORNIA 92121


September 29, 1997


Mr. Mark Hellinger
1211 Santa Luisa Drive
Solana Beach, CA 92075

Re:  Employment Terms

Dear Mr. Hellinger:

        DataWorks Corporation (the "Company") is pleased to offer you the position of President, Mid-Tier Division, on the terms set forth below, effective immediately following the closing of the strategic merger between the Company and Interactive Group, Inc. As such, you will head DataWorks U.S. Mid-Tier ERP market. You will report directly to me.

        Your base compensation will be $200,000 per annum. Upon countersigning this letter accepting this offer of employment (provided the closing of the merger between the Company and Interactive has occurred), you will be entitled to receive from the Company a "retention bonus" of $300,000, payable quarterly over two years on the first day of each calendar quarter hereafter to be paid in installments of $37,500 (with the first payment of $37,500 to be paid on October 1, 1997). Your compensation hereunder will be subject to payroll deductions and all required withholdings, and you will be entitled to additional compensation, including stock options, as may be agreed upon by you and the Company. In any event, you will be eligible to participate in and benefit from the employee benefit plans and benefit arrangements of the Company, including its bonus and stock award programs, to the same extent the Company's other executive officers are so eligible. You will be evaluated for any award under the Company's bonus plan as then in effect at the Executive Vice President level.

        Immediately following the effectiveness of your employment with the Company as provided above, you will be granted an option to purchase 25,000 shares of Common Stock of the Company pursuant to the Company's 1995 Equity Incentive Plan, at an exercise price equal to 110% of the fair market value of the Common Stock on the date of such effectiveness and vesting in accordance with the Company's standard policies so long as you continue to be employed with the Company. Such option shall be an incentive stock option to the extent compliant with applicable law, and a nonstatutory stock option to the extent necessary to ensure such compliance. Further, the grant of such option shall not preclude you from receiving other option grants as described in the preceding paragraph.


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Mr. Mark Hellinger
September 29, 1997
Page 2


        You will be paid on the Company's normal paydays. As an exempt salaried employee, you will be expected to work the hours required by the nature of your work assignments. The Company or may modify your position, duties, work location, compensation and benefits from time to time as it deems necessary; provided, however that an adverse and substantial reduction in the nature or status of your responsibilities or in your base compensation, other than for Cause (as defined below), shall be deemed a constructive termination without Cause for purposes of this Agreement.

        As a Company employee, you will be expected to abide by Company rules and regulations, and (if requested by the Company) sign and comply with a confidentiality agreement or a proprietary information and inventions agreement, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

        Your employment relationship with the Company is at-will. Subject only to the obligation to pay you the severance benefits described in next paragraph and the retention bonus payment described above in the event the Company terminates your employment without Cause, in order to protect our mutual employment rights, either you or the Company may terminate your employment relationship at any time and for any reason whatsoever, with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company.

        In the event the Company terminates your employment without Cause, in addition to receiving continued payment of your retention bonus until it is fully paid, you shall receive as severance an aggregate amount equal to your then annual base salary, which amount shall be paid in equal monthly installments over the 12-month period following the date of termination. "Cause" for termination shall mean (a) willful breach or habitual neglect of your duties and failure to remedy your performance within 30 days after written notice to you, or (b) misconduct, including but not limited to: (i) conviction of any felony or of any crime involving moral turpitude or dishonesty; (ii) participation in any fraud against the Company; (iii) breach of your Proprietary Information and Inventions Agreement; or (iv) conduct by you which in the good faith and reasonable determination of the Board of Directors of the Company demonstrates your gross unfitness to serve.


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Mr. Mark Hellinger
September 29, 1997
Page 3


        The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including any employment agreement or arrangement between you and the Company in existence prior to the date hereof.

                                        Sincerely,

                                        DATAWORKS CORPORATION



                                        /s/ Norman R. Farquhar
                                        ---------------------------------------
                                        Norman R. Farquhar
                                        Executive Vice President and
                                        Chief Financial Officer


Accepted by:



/s/ Mark Hellinger
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Mark Hellinger


9/29/97
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Date